Exhibit 1.11

DATA DOCUMENTS, INC.

REVISED ARTICLES OF INCORPORATION

KNOW ALL MEN BY THESE PRESENTS:

Pursuant to the provisions of Section 63 of the Nebraska Business Corporation Act, as amended, the undersigned corporation, Data Documents, Inc., adopted Revised Articles of Incorporation on January 23, 1976, pursuant to the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote thereon, as follows:

ARTICLE I

NAME

The name of the corporation shall be Data Documents, Inc.

ARTICLE II

DURATION

The period of duration of the corporation shall be perpetual.

ARTICLE III

PURPOSES AND POWERS

The nature of the business of the corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are:

To engage in the transaction of all lawful business for which corporations may be incorporated under the Nebraska Business Corporation Act, as amended from time to time; and

To manufacture, distribute and sell tabulating cards, business forms, labels and other supplies for data processing centers;

To engage in a general printing business;

To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares and merchandise of every class and description;

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation;

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidence of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description;

To the same extent as natural persons might or could do, to purchase or otherwise acquire and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and interest, estate and rights in real property, and any personal or mixed property, and any franchise, rights, licenses or privileges;

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brand labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise;

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations, to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; to guarantee the payment of dividends upon any stock, or the principal or interest or both, of any bonds or other obligations, and the performance of any contracts;

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things, incidental and appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided that the same be not inconsistent with the Nebraska Business Corporation Act, as amended from time to time, under which this corporation is organized.

The enumeration herein of the objects and purposes of this corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Nebraska now or hereafter in effect or implied by the reasonable construction of the said laws.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the corporation is authorized to issue is Two Million (2,000,000) shares of common stock of the par value of $1.00 each.

ARTICLE V

PRE-EMPTIVE RIGHTS

No stockholder of this corporation shall have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now, or hereafter to be authorized, whether or not the issue of any such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares or securities, either in whole or in part, to the existing stockholders of any class.

ARTICLE VI

MANAGEMENT OF CORPORATION

The business and affairs of the corporation shall be under the control and management of a Board of Directors.  The number of directors shall be such as from time to time shall be fixed by, or in the manner provided in the By-laws of the corporation.  Directors do not need to be stockholders.

ARTICLE VII

TRANSACTIONS WITH DIRECTORS AND OFFICERS

The corporation may enter into contracts and transact business with one or more of its directors or officers or with any firm in which any one or more of its directors or officers are members; or with any corporation or association in which any of its directors or officers are stockholders, directors or officers; or with any trust of which any of its directors or officers are trustees or beneficiaries; and no such contract or transaction, which is not, at the time the contract is entered into or the transaction effected, unreasonable or unfair, shall be invalidated or in any way affected because such director or directors or officer or officers have or may have interest therein which are or might be adverse to the interests of the corporation so long as such contract or transaction is authorized, approved or ratified in the manner prescribed by or not inconsistent with the provisions of the Nebraska Business Corporation Act, as amended from time to time.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)           The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed administrative action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)           To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Article VIII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under paragraphs (a) and (b) of this Article VIII, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Article VIII.  Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders or members, as the case may be.

(e)           Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph (d) of this Article VIII upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VIII.

(f)            The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, members, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

REGISTERED OFFICE AND AGENT

The street address of the registered office of the corporation is 1241 N Street, Lincoln, Nebraska 68508, and the name of its registered agent at that address is C T Corporation System.

ARTICLE X

PRIOR ARTICLES AND AMENDMENTS

These Revised Articles of Incorporation supersede in all respects the original Articles of Incorporation and all amendments and revisions thereto.

IN WITNESS WHEREOF, the corporation has caused these Revised Articles of Incorporation to be signed by its president and its secretary and its Corporate Seal to be affixed thereto this 23rd day of January, 1976.

DATA DOCUMENTS, INC.

By:
President

ATTEST:

Secretary

Certificate of Amendment
of
Certificate of Incorporation

Data Documents, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Nebraska

DOES HEREBY CERTIFY:

First:                                                                     That in a written consent of the Directors and the sole shareholder of Data Documents, Inc., dated as of October 14, 1998, the following resolution was unanimously adopted:

“RESOLVED, that Article I of the Articles of Incorporation is hereby amended by deleting said Article I in its entirety and substituting the following article:

ARTICLE I

The name of the Corporation is Corporate Express Document & Print Management, Inc. (the “Corporation”)”

Second:                                                     That said amendment was duly adopted in accordance with the provisions of Article 20 of the Business Corporation Act of the State of Nebraska.

Third:                                                                That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Data Documents, Inc. has caused this certificate to be signed by Martha Dugan Rehm, its Vice President, and by Lynn A. Johnson, its Assistant Secretary, this 14th day of October, 1998.

By:	/s/ Martha Dugan Rehm
Martha Dugan Rehm
Vice President

Attest:	/s/ Lynn A. Johnson
Lynn A. Johnson
Assistant Secretary